Exhibit 99.1

            ITT INDUSTRIES SEES Q2 EPS AT HIGH END OF GUIDANCE RANGE

    BOSTON, June 9 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) Chief Financial Officer Ed Williams will this morning reaffirm the company's second quarter 2005 earnings range of $1.28 - $1.32 per share. Williams' comments are expected to come during his presentation at the KeyBanc Capital Markets Industrial and Automotive Conference in Boston, scheduled to begin at 8:00 a.m. EDT.

    "We are pleased with the continued growth in our water/wastewater business and our defense segment," Williams says. "This performance gives us increased confidence that our second quarter earnings should be at the high end of our previously stated range of $1.28 - $1.32 per share. A strong second quarter provides a positive foundation for the rest of the year."

    About ITT Industries
    ITT Industries, Inc. (http://www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $6.8 billion in 2004 sales. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris, London and Frankfurt exchanges.

    For free B-roll/video content about ITT Industries, please log onto http://www.thenewsmarket.com/ITT to preview and request video. You can receive broadcast-standard video quality digitally or by tape from this site. Registration and video is free to the media.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2004, and other of its filings with the Securities and Exchange Commission.

SOURCE  ITT Industries, Inc.
    -0-                             06/09/2005
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com /
    /Web site:  http://www.itt.com
                http://www.thenewsmarket.com/ITT /